Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 27, 2005 accompanying the consolidated financial statements of Double Helix Solutions Limited included in ACE*COMM Corporation’s (ACE*COMM) Form 8-K/A filed with the Securities and Exchange Commission (the “Commission”) on March 24, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of ACE*COMM on Forms S-3 (File No 333-124351 and 333-111628), Form S-4 (File No 333-88079, No. 333-46938, No. 333-61570 and No.333-103811) pertaining to ACE*COMM’s Employee Stock Purchase Plan, Amended and Restated Omnibus Stock Plan and 2001 Stock Option Plan for Directors of ACE*COMM Corporation.

GRANT THORNTON UK LLP
REGISTERED AUDITORS
CHARTERED ACCOUNTANTS
London
England

May 27, 2005